PURCHASE AND SALE AGREEMENT
                          ---------------------------

     THIS AGREEMENT is made as of this 24th day of September 1999, by and between ALDRICH PARTNERSHIP, a Wisconsin partnership (''Seller''), and GENROCO, INC., a Wisconsin corporation (''Buyer'').

                                    RECITALS
                                    --------

      Seller owns certain property and improvements located at 281 Enders Court, Slinger, Wisconsin, as legally described on Exhibit A attached hereto and
                                            ---------
incorporated herein by reference (the ''Property''). Buyer leases the Property from Seller by a lease agreement dated October 17, 1996 (the ''Lease''). Buyer desires to purchase the Property from Seller in accordance with Section 32 of the Lease and Seller desires to convey the Property to Buyer in accordance with the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

     1.   OPTION TO PURCHASE. Buyer hereby exercises its Option to Purchase the
          ------------------
Property as granted in Section 32 of the Lease.

     2.   PURCHASE PRICE. The purchase price to be paid by Buyer for the
          --------------
Property shall be One Million Two Hundred Fifty Thousand Dollars and 00/100 ($1,250,000.00) (the ''Purchase Price''), payable at Closing.

     3.   CLOSING DATE. The closing of the sale of the Property (the
          ------------
''Closing'') shall occur on October 5, 1999 (the ''Closing Date'').

     4.   CLOSING ADJUSTMENTS. All expenses incident to the ownership of the
          -------------------
Property shall be prorated on a daily basis as of the Closing Date. Specifically, the following provisions shall govern the apportionment of expenses with respect to the Property between Seller and Buyer:

          (a) Real estate taxes and assessments shall be prorated between Seller and Buyer at Closing based upon the previous year's taxes.

          (b) Utilities shall be prorated between Seller and Buyer at Closing based upon the most current bill for such utility.

     5.   CONVEYANCE OF REAL PROPERTY . On the Closing Date, Seller will convey
          ---------------------------
title to the Property to Buyer by warranty deed (the ''Deed''), free and clear of any liens and encumbrances other than general real estate taxes for the year of closing and such other liens and encumbrances against the Property as are approved by Buyer in writing prior to Closing (the ''Permitted Encumbrances'').

     6.   TITLE EVIDENCE. As a condition of Buyer's obligations hereunder,
          --------------
Seller shall cause to be delivered to Buyer not later than September 29, 1999, a commitment to issue (''Title Commitment'') an ALTA owner's policy of title insurance with full extended coverage and with the following endorsements: (i)
3.1 zoning; (H) access; and (iii) gap, which policy shall be in the amount of the Purchase Price (the ''Title Policy'') issued by an insurer licensed to write title insurance in Wisconsin (the ''Title Company''). The final Title Policy issued pursuant to the Title Commitment shall show title to the Property as of the Closing Date to be subject only to the Permitted Encumbrances. Seller agrees to provide to Buyer, together with the foregoing Title Commitment, copies of all recorded documents affecting title to the Property.

      Buyer shall have two (2) days after the receipt of the Title Commitment (together with copies of recorded documents as set forth above) and the survey described below to object in writing to any condition of title or to a matter disclosed by the survey provided hereunder. If any objection is made, Seller shall have one (1) day thereafter in which to correct the condition, and Seller shall use good faith efforts to correct such condition. If the condition of title or survey is not or cannot be corrected within the one (1) day period despite Seller's efforts, Buyer may, at its option, either (i) declare this Agreement null and void and all money paid by Buyer shall be returned immediately to Buyer, or (ii) elect to accept such title as Seller is able to convey and proceed to closing without adjustment of the Purchase Price. Seller's inability, after good faith efforts, to correct any such condition of title shall not constitute a default by Seller hereunder. If Buyer does not, within two (2) days after the expiration of the one (1) day period described above, elect either (i) or (ii) above, then Seller mq, at any time thereafter, and prior to the time that Buyer elects either (i) or (ii) above, declare this Agreement to be null and void.

     7.   CLOSING DELIVERIES. Seller agrees to furnish to Buyer at the Closing
          ------------------
of this transaction originals of the following documents:

     (a)  The Deed;

     (b) A closing statement setting forth a summary of the Purchase Price and credits to Buyer;

     (c) An affidavit as to construction liens and possession sufficient to permit the Title Company to insure over the standard exceptions for construction hens and rights or claims of parties in possession not shown by the public records;

     (d) Evidence of payment of the prior year's real estate taxes, special assessments, and any other municipal and governmental levies, and evidence that a utility charges and other expenses with regard to the Property are paid current or prorated through the date of closing;

     (e)  Wisconsin Real Estate Transfer Return;

     (f) Payout letter for all mortgages, liens and judgments being satisfied as of the date of closing; and

     (g)  FIRPTA affidavit.

     8.   CLOSING COSTS
          -------------

     (a)  Seller shall pay the real estate transfer fee;

     (b) Seller shall pay all title insurance premiums for the owner's Title Policy, except that Buyer shall pay for any special coverages or endorsements in addition to those set out in Section 6 above;

     (c)  Each party shall pay its own attorneys' fees; and

     (d) Buyer shall pay the recording fees for the Deed, and Seller shall pay the recording fee for any satisfaction of its existing hens and encumbrances.

     9.   DEFAULT. In the event of a default by either Buyer or Seller, the
          -------
non-defaulting party shall be entitled to all available rights and remedies at law and in equity.

     10.  MISCELLANEOUS. The provisions of this Agreement, together with the
          -------------
entire agreement between the parties with regard to the subject matter hereof and no amendment, modification or changes hereof shall be of any force and effect unless executed by each of the parties hereto in writing. This Agreement shall be governed by and construed under and in accordance with the laws of the State of Wisconsin. This Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives and/or successors and assigns of the parties hereto.

     11. Seller to provide commitment to resurface parking lot (1 1/4" blacktop) prior to June 30, 2000, at closing.

     12.  Seller to provide environmental condition report at closing.

     13. Seller to provide $200,000 loan for 18 months, 5 year amortization schedule, payments at 9% interest with balloon.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                                SELLER:

                                                ALDRICH PARTNERSHIP, A WISCONSIN
                                                PARTNERSHIP

                                                By: /s/ James G. Blise
                                                Print Name: /s/ James G. Blise
                                                Title: Partner

                                                BUYER:

                                                GENROCO, INC., A WISCONSIN
                                                CORPORATION

                                                By: /s/ Keith Brue
                                                Print Name: Keith Brue
                                                Title: VP-CFO

                                   EXHIBIT A
                                   ---------

                         LEGAL DESCRIPTION OF PROPERTY
                         -----------------------------

Lot Seven (7) of Certified Survey Map No. 3994, recorded in the Washington County Registry on December 4, 1992 in Volume 25 of Certified Survey Maps, pages 277-279 as Document No. 619618, being a redivision of Lot 6 of Certified Survey Map No. 3885 recorded In Volume 24 of Certified Survey Maps, pages 306-308 and Lot 3 of Certified Survey Map No. 3713, recorded in Volume 23 of Certified Survey Maps, pages 156-158, and being a part of the NE 1/4 and NW 1/4 of the NW 1/4 of Section 20, T 1 0 N, R 19 E, Village of Slinger, Washington County, Wisconsin.

FOR INFORMATIONAL PURPOSES ONLY
Tax Key No. V5-0650-00G.